Exhibit 6
SHARE PURCHASE AGREEMENT AND OTHER COVENANTS

This Share Purchase Agreement and Other Covenants is entered into as of May 31, 2019 by and among:

on one side,

I.          Energy Sustainable, corporation duly organized under the laws of Cayman Islands, with head office at Cricket Square, Hutchins Drive, PO Box 2681, KY1-1111, represented herein according to its organizational documents (“Buyer”);

and, on the other side,

II.          BTG Pactual Principal Investments Fundo de Investimento em Participações Multiestratégia, private investment fund, enrolled with the Corporate Taxpayers’ Registry (CNPJ/ME) under No. 11.938.926/0001-49, represented herein according to its organizational documents by its portfolio manager BTG Pactual Gestora de Recursos Ltda., enrolled with the Corporate Taxpayers’ Registry (CNPJ/ME) under No. 09.631.542/0001-37 (“Seller 1”);

III.          Fundo de Investimento em Participações Turquesa – Multiestratégia Investimento no Exterior, private investment fund, enrolled with the Corporate Taxpayers’ Registry (CNPJ/ME) under No. 15.321.021/0001-86, represented herein according to its organizational documents by its portfolio manager BTG Pactual Gestora de Recursos Ltda., as identified above (“Seller 2”); and

IV.          Banco BTG Pactual S.A., financial institution, enrolled with the Corporate Taxpayers’ Registry (CNPJ/ME) under No. 30.306.294/0001-45, with head office at Praia de Botafogo No. 501, 6º andar, in the City of Rio de Janeiro, State of Rio de Janeiro, represented herein according to its organizational documents (“Seller 3” and, together with Seller 1 and Seller 2, the “Sellers”);

(Buyer and Sellers are hereinafter jointly referred to as “Parties” or, individually, as “Party”)

and, as intervening-consenting party:

V.          Hamilton Liborio Agle, Brazilian (“Hamilton”).

WHEREAS:

(i)          The Sellers are the rightful holders of 20,062,197 shares issued by Estre Ambiental, Inc., a corporation with registered office in Cayman Islands, at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Company”), collectively representing, on the date hereof, 39.19% of the total voting capital stock of the Company (“Shares”), as follows: (a) Seller 1 holds 9,097,026 shares issued by the Company representing, on the date hereof, 17.77% of the total voting capital stock of the Company, (b) Seller 2 holds 1,089,453 shares issued by the Company representing, on the date hereof, 2.13% of the total voting capital stock of the Company, and (c) Seller 3 holds 9,875,718 shares issued by the Company representing, on the date hereof, 19.29% of the total voting capital stock of the Company; and

(ii)          The Buyer intends to buy, and the Sellers intend to sell to the Buyer, all Shares, free and clear of all Encumbrances (except for any obligations of the Sellers arising out of the Financial Compensation Commitment Agreement (Instrumento Particular de Compromisso de Compensação Financeira) entered into on December 19, 2017);

(iii)          Hamilton holds 100% of the capital stock of the Buyer and has discretionary management over the Buyer;

(iv)          Alberta Investment Management Corporation (“AIMCo”), Canadian pension fund, is an investor of Iguá Saneamento S.A., and pursuant to the letter attached hereto (Annex I), signed by AIMCo and sent to the Sellers on the date hereof and, simultaneously to the execution hereof, is reviewing in good faith the opportunity to invest in the Company; and

(v)          Buyer and Hamilton acknowledge that, also in good faith, they are currently evaluating the potential inclusion of AIMCo in the capital stock of the Company, taking into consideration the provisions of the letter attached hereto.

NOW THEREFORE, the Parties resolve to enter into this Share Purchase Agreement and Other Covenants (“Agreement”), which shall be governed by the following mutually agreed upon terms and conditions:

ARTICLE I – DEFINITIONS

1.1.          Definitions. In addition to the terms defined herein, all capitalized terms used herein shall have the following meanings ascribed to them:

“Affiliates”	means any individual or company that directly or indirectly controls, is controlled by or is under common control of the relevant individual or company.

“Business Day”	means any day that is not a Saturday or a Sunday or any day on which commercial banks are authorized or not required to operate in the place of business of any of the Parties.

“Claim”
means any and all lawsuit, action, suit, complaint, investigation, inquiry, arbitration, mediation or any type of legal or administrative action or proceeding, filed individually or collectively, arising out of obligations or liabilities that may cause loss or damage, with or without cash effects.

“Encumbrances”
means any and all lien, mortgage, pledge, security, levy, charge, guarantee, fiduciary sale, fiduciary assignment, encumbrance, right of first refusal, purchase or preemptive rights, contract to sell, usufruct on political and/or ownership rights, pursuant to the Law or under an agreement.

“Governmental Authority”
means any governmental body, agency or authority or any private authority representing the government or with regulatory or administrative function, professional association, civil registry, notary, as well as any court, judicial authority or arbitration chamber.

“Law”
means any law, code, provisionary measure (medida provisória) in force, decree, regulation, final and unappealable court order or final arbitration award, or any final decision rendered by any other Governmental Authority.

“Primary Transfer”
means, directly or indirectly, as of the date hereof, including, and at any time without limitation, any event of subscription of equity interest and/or issuance of convertible securities or convertible debt issued by the Company and/or any other entity of the Economic Group of the Company.

“Secondary Transfer”
means, as of the date hereof, including, and at any time without limitation, any direct or indirect sale, transfer, assignment (including preemptive right), promise, transmission, granting of put option, exchange or any other form of trading or disposal, in the aggregate or partially, of Shares, equity interest issued by any of other entities of the Economic Group of the Company or political and/or economic rights pertaining to the Shares and/or to other entities of the Economic Group of the Company, including as a result of corporate reorganization, consolidation, spin-off, merger, merger of shares.

“Transfer”	means any Primary and/or Secondary Transfer, individual and without distinction.

ARTICLE II – PURCHASE AND SALE

2.1.          Purchase of Shares. Subject to the terms and conditions hereof, on the date hereof, the Sellers hereby sell and transfer to the Buyer, and the Buyer acquires from the Sellers, 100% of the Shares, jointly with all their rights and obligations, free and clear of all Encumbrances (except for any obligations of the Sellers arising out of the Financial Compensation Commitment Agreement (Instrumento Particular de Compromisso de Compensação Financeira) entered into on December 19, 2017).

2.2.          Purchase Price. In consideration for the transfer of 100% of the Shares, the Buyer paid to the Sellers, on the date hereof, the total amount of R$1,000.00, as follows: (i) 45.34% to Seller 1; (ii) 5.44% to Seller 2; and (iii) 49.22% to Seller 3. The Sellers, hereby, give full, general, irrevocable and irreversible release to the Buyer for the payment of the price set forth in this Section 2.2, for all legal purposes, without prejudice to the provisions of Section 2.3 below. The Buyer, hereby, gives full, general, irrevocable and irreversible release to the Sellers for the delivery of the Shares set forth in this Section 2.2, for all legal purposes.

2.3.          Sale Tail. The Buyer shall pay to the Sellers, in the proportion set forth in Section 2.2 above, an additional amount (“Sale Tail”) in the event, at any time, of one or more Transfers (each, a “Liquidity Event”), provided that, in case of Transfer of equity interest held in other entities of the Economic Group of the Company, excluding the Company, such event shall only be deemed a Liquidity Event and, therefore, be subject to the Sale Tail, in case such Transfer directly and/or indirectly results in the distribution of any amounts and/or assets of any nature to the shareholders of the Company, for any purpose, including, but not limited to, the distribution of dividends, interest on shareholders’ equity, redemption of shares and capital reduction, among others.

2.3.1.     The amount payable by the Buyer to the Sellers in case of any Liquidity Event resulting from any Secondary Transfers shall be equivalent to, whichever is lower, (i) the amount received and/or the amount in Reais corresponding to the price attributed to the Shares with respect to such Liquidity Event; and (ii) sixty million Reais (R$60,000,000.00), in any event, deducted, if applicable, from any amounts paid pursuant to the provisions of Section 2.3.2 below. Such payment is due within 2 Business Days from the date of consummation of the relevant Liquidity Event.

2.3.2.     The amount payable by the Buyer to the Sellers in case of any Liquidity Event resulting from any Primary Transfers shall be equivalent to ten percent (10%) of the total value of the respective transfer(s), to the extent that the aggregate value of such transfer(s) does not reach, at any time, two hundred million Reais (R$200,000,000.00). In the event the total value of the Primary Transfer(s) is equivalent to or exceeds, at any time, two hundred million Reais (R$ 200,000,000.00), the amount payable by the Buyer to the Sellers shall be equivalent to sixty million Reais (R$60,000,000.00), in any event, deducted, if applicable, from any previously made Sale Tails exclusively arising out of Liquidity Event(s) regarding Primary Transfer(s). Such payments are due within 2 Business Days from the date of consummation of the Liquidity Event.

2.4.          Transfer Instruments. The Parties agree to endeavor commercially reasonable efforts and mutually cooperate to prepare the documents and information reasonably required to immediately formalize before third parties the transfer of the Shares from the Sellers to the Buyer, pursuant to applicable Law.

2.4.1.          The Parties agree to register the transfer of the Shares set forth herein in book-entry form in the Company’s books and records kept by the transfer agent of the Shares. The Parties shall mutually cooperate and perform, within a reasonable term, the acts requested by other Party and/or by the share transfer agent to formalize the transfer of the Shares, as provided in this Section and/or in accordance with any other method deemed more efficient and acceptable by the Parties, which, in any case, shall comply with the applicable Law.

2.5.          Regulatory Obligations. In order to register the transfer of the Shares set forth herein, the Buyer agrees and acknowledges that it shall be required to (i) provide certain customary and/or usual documents to the Company and/or the transfer agent, and (ii) execute certain usual agreements, in each case, as typically provided by material shareholders of companies whose shares are traded in the Nasdaq Stock Market.

2.5.1.          The Buyer agrees to provide the applicable documentation and make the filings and disclosures required by the Governmental Authorities resulting from the ownership of the Shares by the Buyer, as well as perform, within a reasonable term, the acts requested by other Party and/or share transfer agent regarding the ownership of the Shares by the Buyer.

2.6.          The Sellers agree to endeavor commercially reasonable efforts to cause the independent director appointed by the Sellers as member of the Board of Directors of the Company to resign as member of the Board of Directors of the Company within five (5) days from the date hereof, provided, however, that, in the event such director does not agree to resign, the Sellers shall not be held liable under any circumstances.

2.7.          The Buyer agrees, for a twenty-four (24) month-period from the date hereof, (i) not to Transfer, in any way, the Shares, (ii) to take all commercially reasonable measures possible, including, without limitation, cast dissenting vote so that the transfer of a substantial portion of the assets of the Company and/or other entities of the Economic Group of the Company does not occur, and (iii) to take all commercially reasonable measures possible, including, without limitation, cast dissenting vote so that the subscription of equity interest and/or issuance of convertible securities (or other convertible bonds) by the Company and/or other entities of the Economic Group of the Company does not occur, except, in any of the events mentioned herein, upon prior written consent of the Sellers. Notwithstanding the foregoing, the restrictions imposed hereby do not apply to any Transfers directly involving AIMCo and/or any investment vehicles exclusively held by AIMCo.

2.8.          The Sellers shall take the required measures pursuant to the Financial Compensation Commitment Agreement (Instrumento Particular de Compromisso de Compensação Financeira) entered into on December 19, 2017 as a result of the consummation of the transaction set forth in this Agreement.

ARTICLE III – REPRESENTATIONS AND WARRANTIES

3.1.          Representations and Warranties of the Sellers. Each Seller, hereby and on the date hereof, individually, rather than jointly and severally, represents and warrants to the Buyer as follows:

3.1.1.          Powers and Authorizations. Each Seller has all corporate authorizations required to execute this Agreement, as well as to implement the transactions and fulfill all the obligations provided herein. This Agreement was duly executed by each Seller and is a valid and binding obligation upon each Seller.

3.1.2.          No Breach. The execution and performance hereof by the respective Sellers do not represent a material breach of any (a) agreement to which the Seller is a party; and/or (b) Law applicable to the Seller.

3.1.3.          Share Ownership. The Sellers jointly and rightfully hold, own and possess 100% of the Shares, representing 39.19% of the total voting capital stock of the Company, which are free and clear of all Encumbrances (except for any obligations of the Sellers arising out of the Financial Compensation Commitment Agreement (Instrumento Particular de Compromisso de Compensação Financeira) entered into on December 19, 2017), as follows (a) Seller 1 holds 9,097,026 shares issued by the Company representing, on the date hereof, 17.77% of the total voting capital stock of the Company, (b) Seller 2 holds 1,089,453 shares issued by the Company representing, on the date hereof, 2.13% of the total voting capital stock of the Company, and (c) Seller 3 holds 9,875,718 shares issued by the Company representing, on the date hereof, 19.29% of the total voting capital stock of the Company. All Shares have been legally issued and fully paid up. No Seller has entered into any agreement (other than this Agreement) or assumed any commitment with third parties to dispose of any of the Shares.

3.1.4.          Organization and Existence. The Company is a corporation duly organized and validly existing under the Laws of Cayman Islands.

3.1.5.          Other Representations. The Sellers expressly waive and deny any other express or tacit representations or warranties regarding the condition, business and/or assets of the Company and/or the entities of the Economic Group of the Company.

3.2.          Representations and Warranties of the Buyer. The Buyer, hereby, represents and warrants to the Sellers as follows:

3.2.1.          Powers and Authorizations. The Buyer has full powers to execute this Agreement, as well as to implement the transactions and fulfill the obligations provided herein. This Agreement was duly executed by the Buyer and is a valid and binding obligation.

3.2.2.          No Breach. The execution and performance hereof by the Buyer do not represent a material breach of any (a) agreement to which the Buyer is a party; and/or (b) Law applicable to the Buyer.

3.2.3.          Investment Purpose. Except for any transfer of Shares to AIMCo, the Buyer is purchasing the Shares exclusively on its own discretion for investment purposes, rather than to conduct any distribution, offering or sale related to a distribution of the Shares. The Buyer acknowledges that the Shares are not registered under the U.S. Securities Act of 1933, as amended (“Securities Act”), or under any U.S. state law regulating securities, and that the Shares may not be transferred or otherwise disposed, except pursuant to the Securities Act or under any applicable exemption regarding the provisions of the Securities Act and pursuant to U.S. state laws and regulations, as applicable.

3.2.4.          Accredited Investor. The Buyer is an accredited investor, as defined by Rule 501(a) of Regulation D, under the Securities Act. The Buyer has the capacity to bear the economic risk resulting from the ownership of the Shares for an indefinite time (including the total loss of its investment), and has sufficient knowledge and experience in financial, commercial and business matters so as to assess the benefits and risks of its investment. The Buyer is also aware of the fact that the consummation of the transaction involves a substantial risk, including the risk of total loss of the investment.

3.2.5.          Independent Due Diligence. The Buyer and its representatives represent that the information received related to the Company and other entities of the economic group of the Company, including Estre Ambiental S.A. and its subsidiaries (“Economic Group of the Company”), suffices to assess the qualities and risks of the potential investment set forth in this Agreement, assuming full liability for the use of such information, and considers that the relevant information suffices to assess, decide and effect the transaction. The Buyer conducted an independent due diligence, review and assessment of the business, results of operations, perspectives, financial or other conditions, and assets of the Company and other entities of the Economic Group of the Company, as it deemed appropriate for the purchase of the Shares. The Buyer acknowledges and agrees that: (a) by deciding to execute this Agreement and consummate the transactions hereunder, the Buyer exclusively relied on its own due diligence; and (b) neither the Sellers, the Company, any of the entities of the Economic Group of the Company nor any other person have made any representations or warranties about the Sellers, the Company, the Economic Group of the Company or this Agreement, except for the provisions of Article III hereof.

3.2.6.          Restricted Securities. The Buyer understands that the Shares shall be classified as restricted securities under U.S. securities law, to the extent that they may be deemed as purchased by an affiliate of the Company in a transaction that does not involve a public offering of securities and, pursuant to such applicable laws and regulations, such securities may be resold without registration under the Securities Act solely under certain limited circumstances.

3.2.7.          Compliance with Securities Law. The Buyer understands and acknowledges that, based on the representations and warranties provided by the Sellers hereunder, the Shares are not being registered with the U.S. Securities and Exchange Commission (SEC), under the Securities Act, and are being transferred pursuant to an exception, or exemption, of the registration requirements and qualifications under the Securities Act or other applicable laws that impose restrictions to the ability of the Buyer to transfer the Shares.

3.2.8.          No Offering to the Public in General. The Shares have never been presented or offered to the Buyer through disclosure in newspaper, television, internet or any other marketing vehicle targeting the public in general.

3.2.9.          Risk Assessment. The Buyer, based on its expertise, the opinion of its advisors, its past experience with investments, including investments in companies affected by financial crisis and subject to different types of disputes, has full knowledge and experience in finance, business and investments and has the ability to assess the qualities and risks of the transactions contemplated hereunder. Likewise, the Buyer represents that it knows, has assessed and assumes, on the date hereof, all the risks arising out of ongoing and potential Claims involving the Company and/or any of other entities of the Economic Group of the Company. Any and all direct or indirect consequence of the transaction hereunder over the activities and operations of the Company and/or any entity of the Economic Group of the Company shall be exclusively borne by the respective entities, and the Buyer expressly waives and agrees to cause the Company and/or any other entity of the Economic Group of the Company to waive any potential right or Claim against the Sellers in any way related to the consents and/or authorizations obtained from any third parties (including Governmental Authorities) in any way directly and/or indirectly related to or arising out of the transaction set forth in this Agreement.

3.2.10.          Nonfulfillment by the Buyer of the legal requirement regarding revenue for submission to the Brazilian Antitrust Authority (CADE). The Buyer, as well as the Economic Group of the Buyer, did not register, in the year prior to this Agreement, annual gross revenue or business volume equal to or exceeding seventy-five million Reais (R$75,000,000.00) in the Brazilian territory. For purposes of this representation, “Economic Group of the Buyer” means, pursuant to CADE Resolution No. 2/2012, as (i) the individuals or entities that are under common control, internally or externally; and (ii) the individuals or entities in which any of the individuals or entities mentioned in (i) directly or indirectly holds at least twenty percent (20%) of the total or voting capital stock.

3.2.11.          “As Is” Transaction. The Buyer irrevocably and irreversibly acknowledges that (i) it is purchasing the Shares as they are; and (ii) the Buyer is not entitled to any indemnification for any potential damages or losses suffered or incurred arising out of any act, event, omission, contingency, liability or business of the Company and/or any other entities of the Economic Group of the Company (including any complaints, actions and/or proceedings filed by any third parties) occurring prior to or after the date hereof. The Buyer acknowledges and agrees that the limitation of indemnification rights hereunder is fair and reasonable under the circumstances and in accordance with practices consistent with as-is acquisitions.

ARTICLE IV – INDEMNIFICATION AND EXEMPTIONS

4.1.          Parties’ Obligation to Indemnify. Each Party shall indemnify and hold the other Parties harmless regarding any payment for damages or losses (except for loss of profits, indirect loss and/or damage, nonpecuniary loss, consequential damages, incidental damages or related damages) effectively suffered and incurred directly and exclusively due to (and excluding double damages, i.e., they are not entitled to double indemnification arising out of the same event, even if the respective loss or damage fits into more than one of the following events): (i) partial or full default regarding any obligation assumed by the respective Party under this Agreement, or (ii) breach of any representation and warranty provided by the respective Party under this Agreement.

4.2.          No Obligation to Indemnify. The Parties expressly acknowledge that the conditions, including economic conditions, agreed upon in connection with the transaction hereunder are not subject to any variation or adjustment due to known or unknown, active or passive contingencies and/or Encumbrances of any nature, irrespective of the person to which such event is related. Except as expressly provided in Section 4.1 above, the Parties expressly agree that the transaction hereunder is conducted without any estimate or expectation of indemnification for damages or losses that may be potentially suffered by the Buyer and/or any of its Affiliates, directly or indirectly, including directly or indirectly arising out of or related to contingencies and/or liabilities of the Company and/or any of the entities of the Economic Group of the Company, of any nature, irrespective of the amount involved. Accordingly, no indemnification, payment, compensation or reimbursement obligation shall be due at any time, currently or in the future, by the Sellers or any of their Affiliates in relation to the Buyer, the Company or any entity of the Economic Group of the Company, or in relation to the respective shareholders, members of management, advisors, employees or any related parties, as a result of loss or damage, disbursed or not, whether due to any acts, events or omissions occurring prior to the date hereof, or due to increased liabilities or decreased assets, or otherwise, and that is directly or indirectly suffered by any person, as a result of the transaction hereby agreed, including due to succession or joint and several or secondary liability, of any nature, including, but not limited to, commercial, civil, regulatory, tax, labor, social security, environmental, health and antitrust liability and/or any other liability. Likewise, without prejudice to the generality of the foregoing, the Buyer expressly agrees that there shall be no indemnification obligation regarding any Claims or loss and damage related to and/or arising out of ongoing and potential disputes between the Company, any entities of the Economic Group of the Company, the respective shareholders and/or members of management at any time, including as a result of the events occurring prior to the date hereof.

4.3.          Assumption of Risks. The Buyer acknowledges, agrees and represents that it is aware of the fact that the Company and other entities of the Economic Group of the Company are currently facing economic and financial crisis and are subject to all types of disputes in relation to their activities and businesses, which is aggravated, including, by the economic crisis and political instability currently faced by Brazil. Considering all that, the Buyer acknowledges that the Company and other entities of the Economic Group of the Company shall remain liable for all risks resulting from the ongoing Claims involving the Company, other entities of the Economic Group of the Company, their respective activities and operations, as well as for all the risks resulting from potential Claims or contingencies involving the Company and other entities of the Economic Group of the Company, their respective activities and operations, whether or not they are known or have been assessed on the date hereof. The Buyer agrees not to seek award of damages from the Sellers and/or their Affiliates regarding (i) any liability and/or Loss arising out of or related to the quality, completeness or accuracy of the information provided, obtained or made available by any other means by the Buyer and/or any of their representatives to allow the Buyer to make the decision to consummate the transactions contemplated herein or (ii) the economic and financial balance of this Agreement.

4.4.          Essential Conditions for the Transaction. The Buyer agrees that the provisions, particularly in Sections 3.1.5, 3.2.11, 4.2 and 4.3 above are essential elements for the transactions agreed upon in this Agreement, and, had the Parties not agreed with such obligations, the Sellers would not have entered into this Agreement and none of the legal acts contemplated hereby would have been performed.

4.5.          Indemnification Procedure. In case a Claim filed may create a potentially indemnifiable loss or damage pursuant to this Agreement, the respective Indemnified Party shall send a notice to the respective Indemnifying Party, informing about such Claim, attaching any and all documents or information related to the Claim that is reasonably required for assessment, by the Indemnifying Party, of the relevant loss or damage and the alleged liability regarding the corresponding indemnification (“Notice of Claim”).

4.5.1.          The Indemnifying Party, within 15 days from receipt of the Notice of Claim or, in case of Claim filed by third parties, after 2/3 of the period set forth for defense of the relevant Claim has elapsed, pursuant to applicable Law, whichever is shorter, shall deliver a written notice to the Indemnified Party, informing whether it agrees or not to be liable for the indemnification sought.

4.5.2.          In the event the Indemnifying Party agrees with the content of the Notice of Claim, it shall indicate its intention to (i) pay the full amount of the relevant damage or loss, when effectively incurred by the Indemnified Party; and (ii) assume or not the defense of the relevant Claim filed by third parties, if applicable.

4.5.3.          In the event the Indemnifying Party declares that it (i) is not liable for the indemnification sought, (ii) does not agree with the amount of the loss or damage possibly included in the Notice of Claim, or (iii) has no intention of assuming the defense of the relevant Claim filed by third parties, if applicable, the Indemnified Party has the option, rather than the obligation, to assume the defense of the relevant Claim filed by third parties, if applicable.

4.5.4.          Any controversy between the Parties in relation to the obligation to indemnify shall be settled pursuant to Section 5.1.

4.6.          Indemnifiable Losses. The Parties agree that the loss and damage shall only by deemed indemnifiable in the event that, concurrently, (i) they have been effectively suffered, incurred and disbursed by the relevant Indemnified Party, and (ii) there is an agreement between the Parties or a payment obligation determined by a final and unappealable arbitration award or court order regarding the indemnification, including an arbitration award on any dispute between the Parties regarding the obligation to indemnify, pursuant to Section 5.1. The payment of any indemnification shall be made by the Indemnifying Party to the Indemnified Party within 10 Business Days from the occurrence of the events above.

4.7.          Procedural Substitution. Notwithstanding the provisions of this Section 4, the Buyer hereby irrevocably and irreversibly agrees to take all legally and contractually available measures to cause the Company and/or other entities of the Economic Group of the Company to fully exclude, within the shortest term possible, the Sellers and their Affiliates that may be directly and/or indirectly involved in any Claims in any way directly and/or indirectly regarding or related to the Company and/or any of other entities of the Economic Group of the Company, whether such Claim is based on events, acts or omissions occurring before or after the date hereof, including causing the Company or the respective entity(ies) of the Economic Group of the Company to assume the position of defendant in the Claim, without any liability of any nature by the Sellers and/or their Affiliates.

4.8.          Mitigating Measures. The Buyer shall take (and cause its Affiliates, the Company and other entities of the Economic Group of the Company to take) any and all mitigating measures available pursuant to the Law and/or as previously agreed, in writing, between the Parties, as applicable, to mitigate any related loss and damage that in any way may impact the Company and other entities of the Economic Group of the Company. In the event any Claim is initiated, the Buyer shall file (and cause its Affiliates, the Company and other entities of the Economic Group of the Company to file) all possible judicial and administrative appeals and exhaust all opportunities to answer, always with the purpose of avoiding Loss for any and all Indemnified Parties. The Buyer, its Affiliates, the Company and/or other entities of the Economic Group of the Company shall not make any spontaneous confession pursuant to Article 138 of Law No. 5.172, dated October 25, 1966, as amended, or acknowledge fault, without the express written consent of the Sellers.

4.9.          Sole Remedy. The Parties acknowledge that the provisions hereunder shall be the sole remedy for any complaints regarding any and all losses and damages related to this Agreement and/or any and all financial aspects of the transaction hereunder. Except as provided in this Article 4, the Parties have no other obligations to indemnify, defend, exempt, redress, reimburse or compensate the other Parties, pursuant to Brazilian law, including, without limitation, regarding tort liability.

ARTICLE V – MISCELLANEOUS

5.1.          Applicable Law and Conflict Resolution. This Agreement is governed by and construed in accordance with Brazilian law. Any dispute arising out of or resulting from this Agreement, including regarding its interpretation or performance, must be definitively resolved by arbitration, conducted in São Paulo, managed by the Center of Arbitration and Mediation of the Chamber of Commerce Brazil-Canada, pursuant to its regulations, with an arbitral tribunal consisting of three arbitrators, appointed pursuant to the mentioned regulations.

5.2.          Specific Performance. This Agreement constitutes an extrajudicial enforceable instrument pursuant to Item III of Article 783 of the Brazilian Code of Civil Procedure, and is subject to specific performance, pursuant to Articles 536, 538, 806, 815 et seq. of Law No. 13.105, dated March 16, 2015, as amended (Brazilian Code of Civil Procedure).

5.3.          Entire Agreement and Amendments. This Agreement constitutes the entire agreement between the Parties regarding the transactions hereunder, replacing any and all oral or written agreements and understandings previously made. No amendment to any terms and conditions hereunder shall have any effect, unless if made in writing and executed by the Parties.

5.4.          Waiver. No waiver, termination or release regarding this Agreement or any of its terms or provisions shall bind any of the Parties, unless if made in writing. Tolerance of any of Parties in relation to any or continued noncompliance, by the other Party, regarding any obligation hereunder shall not be deemed, in any circumstances, a waiver or novation of such rights and shall not affect the right of the Party to exercise them in the future.

5.5.          Binding Nature and Duration. The provisions hereof are final, binding and irrevocable, binding upon the Parties and their successors, on any account. This Agreement shall remain in force until all obligations hereunder are fulfilled by the Parties, as applicable.

5.6.          Severability. In the event any provision hereof is deemed void, unlawful or unenforceable in any aspect, the validity, lawfulness or enforceability of other provisions shall not be affected or aggrieved, in any way, remaining in full force and effect. The Parties shall negotiate in good faith the replacement of the void (or canceled), unlawful or unenforceable provision for a valid, lawful and enforceable provision that, to the highest extent possible and with efficacy, maintains the economic effects and other material implications of the provision deemed void (or canceled), unlawful or unenforceable.

5.7.          Confidentiality. Each Party, acting by itself and on behalf of its respective Affiliates, agrees to keep this Agreement and the tangible or intangible information, documents and/or data referring to the terms and provisions hereof, as well as all information and/or material, printed or in electronic format, exchanged between the Parties during the negotiation or duration hereof (“Confidential Information”) strictly confidential, except if (i) they are provided to fulfill the obligations set forth in the Financial Compensation Commitment Agreement (Instrumento Particular de Compromisso de Compensação Financeira) entered into on December 19, 2017; (ii) the Confidential Information is used to fulfill the obligations hereunder; (iii) a prior written consent is obtained for disclosure of such Confidential Information by other Parties; (iv) the relevant Confidential Information is or becomes generally available to the public, except in the event of breach of the duty of confidentiality set forth herein as a result of action or omission by any Party or any of their Affiliates; (v) the relevant Confidential Information is or becomes known or available to the Party or any of its Affiliates, on a non-confidential basis, through third parties that, notwithstanding the best judgment of the Party that receives such information, after due inquiry, are not prohibited from disclosing such information, and provided that the disclosure by such third parties to the interested Party is not, on its turn, protected by confidentiality; (vi) the Confidential Information is legally known by the relevant Party on the date of its disclosure by the disclosing Party; or (vii) the relevant Confidential Information must be disclosed pursuant to the Law, or according to an administrative or court order, decree or governmental rule to which the respective Party, the Company and/or any of the entities of the Economic Group of the Company is subject, provided that the disclosing Party informs the other Parties in writing at least 3 Business Days before the disclosure, allowing it to take the required measures to avoid such disclosure. The confidentiality obligation shall remain in force five (5) years from the date hereof.

5.8.          Best Efforts. Pursuant to the terms and conditions hereof, the Parties agree to perform, or cause the performance of, all reasonable acts, as well as agree to take all reasonable measures, or cause them to be taken, as required pursuant to applicable Law, to consummate the transaction hereunder.

5.9.          No Joint and Several Liability. Any and all obligations of the Sellers provided herein are assumed on an individual basis, rather than jointly and severally, and are enforceable solely with respect to the respective Seller.

5.10.          Consenting Intervening Party. Hamilton hereby (i) executes this instrument as consenting intervening party and agrees with all terms and conditions hereunder, (ii) agrees to cooperate with and cause the Buyer to fulfill its obligations hereunder, and (iii) guarantees the faithful fulfilment of all obligations of the Buyer provided herein, except in relation to the Sale Tail provided in Section 2.3, and is jointly and severally liable for the referred obligations, expressly waiving the legal benefits provided in Articles 365, 366, 368, 821, 827, 829, 834, 835, 837, 838 and 839 of the Brazilian Civil Code.

In witness hereof, the Parties hereto execute this Agreement in four (4) counterparts of equal content and form, to one sole effect, in the presence of the two (2) witnesses below.

São Paulo, May 31, 2019

[SIGNATURE PAGES FOLLOWS]

(signature page 1 of 2 of the Share Purchase Agreement and Other Covenants entered into by Energy Sustainable, BTG Pactual Principal Investments Fundo de Investimento em Participações Multiestratégia, Fundo de Investimento em Participações Turquesa – Multiestratégia Investimento no Exterior, Banco BTG Pactual S.A. and Hamilton Liborio Agle, executed on May 31, 2019)

Buyer:

/s/ Hamilton Liborio Agle
Energy Sustainable

By: Hamilton Liborio Agle
Title: Officer

Sellers:

/s/ Felipe Andreu Silva
/s/ Gabriel Fernando Barretti
BTG Pactual Principal Investments Fundo de Investimento em Participações Multiestratégia

By: Felipe Andreu Silva	Gabriel Fernando Barretti
Title: Attorney-in-Fact	Attorney-in-Fact

/s/ Felipe Andreu Silva
/s/ Gabriel Fernando Barretti
Fundo de Investimento em Participações Turquesa – Multiestratégia Investimento no Exterior

By: Felipe Andreu Silva	Gabriel Fernando Barretti
Title: Attorney-in-Fact	Attorney-in-Fact

/s/ Felipe Andreu Silva
/s/ Gabriel Fernando Barretti
Banco BTG Pactual S.A.

By: Felipe Andreu Silva	Gabriel Fernando Barretti
Title: Attorney-in-Fact	Attorney-in-Fact

Intervening-Consenting Party:

/s/ Hamilton Liborio Agle
Hamilton Liborio Agle

(signature page 2 of 2 of the Share Purchase Agreement and Other Covenants entered into by Energy Sustainable, BTG Pactual Principal Investments Fundo de Investimento em Participações Multiestratégia, Fundo de Investimento em Participações Turquesa – Multiestratégia Investimento no Exterior, Banco BTG Pactual S.A. and Hamilton Liborio Agle, executed on May 31, 2019)

Witnesses: /s/ Julia Baldacci Ostrovsky Name: Julia Baldacci Ostrovsky RG: CPF:	/s/ Felipe Nutti Giannatasio Name: Felipe Nutti Giannatasio RG: CPF: